Exhibit 10.12

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into by and between Global Geophysical Services, Inc. (hereinafter referred to as “Employer”), and Barry L. Weinman, an individual currently resident in Collin County, Texas (hereinafter referred to as “Employee”), effective as of June 5, 2008 (the “Effective Date”).

WITNESSETH:

WHEREAS, attendant to Employee’s employment by Employer, Employer and Employee wish for there to be a complete understanding and agreement between Employer and Employee with respect, to, among other terms, Employee’s duties and responsibilities to Employer; the compensation and benefits owed to Employee; the fiduciary duties owed by Employee to Employer; Employee’s obligation to avoid conflicts of interest, disclose pertinent information to Employer, and refrain from using or disclosing Employer’s information; and the term of Employee’s employment;

WHEREAS, Employer considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing its best interests and the best interests of Employer and its shareholders;

WHEREAS, Employer recognizes that the possibility of a change in control of Employer may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of Employer and its shareholders;

WHEREAS, Employer has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of Employer’s management, including Employee, to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of Employer;

WHEREAS, Employer recognizes that Employee could suffer adverse financial and professional consequences if a change in control of Employer were to occur;

WHEREAS, Employer and Employee wish to enter into this Agreement to, among other things, protect Employee if a change in control of Employer occurs, thereby encouraging Employee to remain in the employ of Employer and not to be distracted from the performance of his duties to Employer by the possibility of a change in control of Employer;

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee agree as follows:

Section 1.              General Duties of Employer and Employee.

(a)           Employer agrees to employ Employee and Employee agrees to accept employment by Employer and to serve in an executive capacity as President of Employer’s Weinman Geosciences division (the “Division”). The powers, duties and responsibilities of Employee as President of the Division include those duties that are specified in Employer’s Bylaws and the usual and customary powers, duties and responsibilities of such office. Employee also agrees to serve in an executive capacity with any subsidiary of Employer as may be identified by Employer. Employee shall report to Richard A. Degner, President and Chief Executive Officer of the Employer.

(b)           While employed hereunder, Employee will devote substantially all reasonable and necessary time, efforts, skills and attention for the benefit of and with his primary attention to the affairs of Employer in order that he may faithfully perform his duties and obligations. The preceding sentence will not, however, be deemed to restrict Employee from attending to matters or engaging in activities not directly related to the business of Employer, provided that (i) such activities or matters are reasonable in scope and time commitment and not otherwise in violation of this Agreement, and (ii) Employee will not become a director of any corporation or other entity (excluding charitable or other non-profit organizations) without prior written disclosure to, and consent of, Employer.  Notwithstanding any other provision of this Agreement, Employee may remain as a stockholder, director and officer of Weinman GeoScience, Inc. (“WGI”) and carry out all duties attendant thereto, including without limitation winding down the business and affairs of WGI and causing WGI to comply with its contractual obligations to Employer and to other parties.

(c)           Employee shall be based at the offices of the Division located in Dallas, Texas (the “Place of Employment”).

(d)           Employee agrees and acknowledges that during the term of this Agreement, he owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of Employer and to do no act knowingly which would injure Employer’s business, its interests or its reputation.

Section 2.              Compensation and Benefits.

(a)           Employer will pay to Employee during the term of this Agreement a Base Salary at the rate of Two Hundred Forty Thousand Dollars ($240,000.00) per year (such Base Salary as increased by Employer as hereinafter provided is referred to herein as the “Base Salary”). Employer will review the Base Salary from time to time and, during the term of this Agreement, may increase, but may not decrease, the Base Salary. The Base Salary will be paid to Employee in equal installments every two weeks or on such other schedule as Employer may generally establish from time to time for its employees.

(b)           During each applicable fiscal period during the term of this Agreement, Employee shall receive a bonus to the extent payable in accordance with the terms and conditions of whatever incentive or bonus plan Employer establishes for its executives.

(c)           Employee will be eligible for option grants to purchase Employer’s common stock or other equity securities of Employer (“Shares”) as provided under any stock option plans generally available to Employer’s employees (or other replacement incentive or stock option plans Employer establishes for its key executives). In addition, in the event of a Change in Control (as defined in Section 6(c)), each option to acquire Shares or other equity securities of Employer held by Employee immediately prior to such a Change in Control shall become fully exercisable, regardless of whether or not the vesting conditions set forth in the relevant stock option agreement have been satisfied in full, and all restrictions on any restricted Shares granted to Employee prior to such Change in Control shall be removed and such Shares shall be freely transferable (subject to applicable securities laws), regardless of whether the conditions set forth in the relevant restricted stock agreements have been satisfied in full.

(d)           Employee will be entitled to paid vacation of not less than four (4) weeks each year. Vacation may be taken by Employee at the time and for such periods as may be mutually agreed upon between Employer and Employee.

(e)           Employee will be reimbursed in accordance with Employer’s normal expense reimbursement policy for all of the actual and reasonable costs and expenses incurred by him in the performance of his services and duties hereunder, including, but not limited to, travel and entertainment expenses. Employee will furnish Employer with all invoices and vouchers reflecting amounts for which Employee seeks Employer’s reimbursement.

(f)            Employee will be entitled to participate in all insurance and retirement plans, incentive compensation plans and such other benefit plans or programs as may be in effect from time to time for the executives of Employer including, without limitation, those related to savings and thrift, retirement, welfare, medical, dental, disability, salary continuance, accidental death, travel accident, life insurance, incentive bonus, membership in business and professional organizations, and reimbursement of business and entertainment expenses.

(g)           All Base Salary, bonus and other payments made by Employer to Employee pursuant to this Agreement will be subject to such payroll and withholding deductions as may be required by law and other deductions applied generally to employees of Employer for insurance and other employee benefit plans in which Employee participates.

Section 3.              Fiduciary Duty; Confidentiality.

(a)           In keeping with Employee’s fiduciary duties to Employer, Employee agrees that he will not knowingly take any action that would create a conflict of interest with Employer, or upon discovery thereof, allow such a conflict to continue. In the event that Employee discovers that such a conflict exists, Employee agrees that he will disclose to Employer any facts which might involve a conflict of interest that has not been approved by Employer.

(b)           As part of Employee’s fiduciary duties to Employer, Employee agrees to protect and safeguard Employer’s information, ideas, concepts, improvements, discoveries, and inventions and any proprietary, confidential information relating to Employer or its business (collectively, “Confidential Information”) and, except as may be required by Employer, Employee will not knowingly, either during his employment by Employer or thereafter, directly or indirectly, use for his own benefit or for the benefit of another, or disclose to another, any Confidential Information, except (i) with the prior written consent of Employer; (ii) in the course of the proper performance of Employee’s duties under this Agreement; (iii) for information that becomes generally available to the public other than as a result of the unauthorized disclosure by Employee; (iv) for information that becomes available to Employee on a non-confidential basis from a source other than Employer or its affiliated companies and subsidiaries who is not bound by a duty of confidentiality to Employer; or (v) as may be required by any applicable law, rule, regulation, order or securities exchange.

(c)           Upon termination of his employment with Employer, Employee will immediately deliver to Employer all documents in Employee’s possession or under his control which embody any Confidential Information.

Section 4.              Term.

The  term of this Agreement begins on the Effective Date and continues until Employee’s employment is terminated in accordance with Section 5.

Section 5.              Termination.

(a)           Employee’s employment with Employer hereunder will terminate upon the first to occur of the following:

(1)           The death or Disability (as defined in Section 5(b) hereof) of Employee;

(2)           Employer terminates such employment for Cause (as defined in Section 5(c) hereof);

(3)           Employee terminates such employment for Good Reason (as defined in Section 5(d) hereof);

(4)           Employer terminates such employment for any reason other than Cause or for no reason at all;

(5)           Employee terminates such employment for any reason other than Good Reason or for no reason at all;

(6)           Employee’s sixty-fifth (65) birthday, at which time Employee will continue to be employed by Employer as an employee at will; or

(7)           June 30, 2010, at which time Employee will continue to be employed by Employer as an employee at will.

(b)           As used in this Agreement, “Disability” means permanent and total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision) which has existed for at least 180 consecutive days, determined as follows. “Disabled” and other variants shall be construed accordingly.  Employee shall be considered Disabled or to have a Disability if he is approved to receive benefits under any long-term disability insurance policy maintained by Employer covering Employee; or, if there is no such policy covering Employee, then upon certification to Employer by a physician approved by Employer and Employee that Employee satisfies the above definition of Disability and is so mentally or physically Disabled as to be, in all likelihood, permanently incapable of performing the duties of the employment position with Employer which he or she occupied immediately before the occurrence of the disorder giving rise to his Disability, or, in the alternative, upon the certification by the physician that the Disabled Employee has refused after reasonable request and reasonable opportunity to submit to examination by the physician.

(c)           As used in this Agreement, “Cause” means:

(1)           Employee’s willful and continued failure to substantially perform his obligations under this Agreement (other than any such failure resulting from his Disability or a condition later determined to constitute or give rise to a Disability) after a written demand for substantial performance has been delivered to him by Employer which specifically identifies the manner in which Employer believes Employee has not substantially performed such provisions and Employee has failed to remedy the situation within ten (10) days after his receipt of such written demand;

(2)           Employee’s willfully engaging in conduct materially and demonstrably injurious to the property or business of Employer, including without limitation, fraud, misappropriation of funds or other property of Employer, other willful misconduct, gross negligence or conviction of a felony or any crime of moral turpitude;

(3)           Employee’s material breach of this Agreement which breach has not been remedied by Employee within ten (10) days after receipt by Employee of written notice from Employer that he is in material breach of the Agreement, specifying the particulars of such breach; or

(4)           Employee’s being enjoined from serving as a director of officer or companies that have any class of securities registered under the Securities Act of 1933 or that file periodic reports under the Securities Exchange Act of 1934.

For purposes of this Agreement, no act, or failure to act, on the part of Employee shall be deemed “willful” or engaged in “willfully” if it was due primarily to an error in judgment or negligence, but shall be deemed “willful” or engaged in “willfully” only if done, or omitted to be done, by Employee (i) not in good faith and (ii) absent a reasonable belief that his action or omission was in the best interest of Employer.

Notwithstanding the foregoing, Employee shall not be deemed to have been terminated as a result of Cause hereunder unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by Employer’s Board of Directors (the “Board”) at a meeting of the Board called and held for such purpose (after notice to Employee as provided in the Bylaws of Employer with respect to notice to Directors of Board meetings and an opportunity for Employee, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the members of the Board voting in favor of such resolution, that Employee has committed an act set forth above in this Section 5(c) and specifying the particulars thereof in detail. Nothing herein shall limit the right of Employee or his legal representatives to contest the validity or propriety of any such determination.

(d)           As used in this Agreement, “Good Reason” means:

(1)           Employer’s failure to comply with any of the provisions of Section 2 of this Agreement (including, but not limited to, such a failure resulting from any reduction in the Base Salary) which failure is not remedied within ten (10) days after receipt of written notice from Employee specifying the particulars of such breach;

(2)           Employer’s breach of any other material provision of this Agreement which is not remedied within ten (10) days after receipt by Employer of written notice from Employee specifying the particulars of such breach;

(3)           the assignment to, or removal from, Employee of duties such that his duties are materially inconsistent with Employee’s position (including status, offices, titles, and reporting requirements), duties, functions, responsibilities, or authority as contemplated by Section 1 of this Agreement or other action by Employer that results in a diminution (other than an isolated, inconsequential or insubstantial diminution which is remedied by Employer promptly after receipt of written notice thereof given by Employee) in such position, duties, functions, responsibilities or authority; or

(4)           the relocation of Employee’s principal place of performance of his duties and responsibilities under this Agreement to a location more than fifty miles (50) miles from the Place of Employment;

(5)           after or in connection with a Change in Control (as defined in Section 6(c) hereof), (i) Employer’s failure to continue in effect any benefit or compensation plan (including, but not limited to, bonus, incentive, retirement, supplemental executive retirement, savings, profit sharing, pension, performance, stock option, stock purchase, deferred compensation, life insurance, medical, dental, health, hospital, accident or disability plans) in which Employee is participating at the time of such Change in Control (or plans providing to Employee, in the aggregate, substantially similar benefits as the benefits enjoyed by Employee under the benefit and compensation plans in which Employee is participating at the time of such Change in Control), or

(ii) the taking of any action by Employer that would adversely affect Employee’s participation in or materially reduce Employee’s benefits under any of such plans or deprive Employee of any material fringe benefit enjoyed by Employee at the time of such Change in Control; provided, however, that Good Reason shall not exist pursuant to this Section 5(d)(5) unless Employee has provided notice to Employer specifically describing the basis for the Employee’s determination that Good Reason exists pursuant to this Section 5(d)(5) and the Employer fails to eliminate the circumstance(s) otherwise giving rise to Good Reason within 10 days after receipt of such notice;

(6)           any failure by Employer to comply with Section 9(c); or

(7)           any purported termination of Employee’s employment by Employer which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 5(e) hereof (and for purposes of this Agreement, no such purported termination shall be effective).

(e)           Any termination by Employer or Employee of Employee’s employment with Employer (other than any such termination occurring on Employee’s sixty-fifth (65th) birthday or on June 30, 2010) shall be communicated by written notice (a “Notice of Termination”) to the other party that shall:

(1)           indicate the specific provision of this Agreement relied upon for such termination;

(2)           indicate the specific provision of this Agreement pursuant to which Employee is to receive compensation and other benefits as a result of such termination; and

(3)           otherwise comply with the provisions of this Section 5(e) and Section 11(a).

If a Notice of Termination states that Employee’s employment with Employer has been terminated as a result of Employee’s Disability, the notice shall (i) specifically describe the basis for the determination of Employee’s Disability, and (ii) state the date of the determination of Employee’s Disability, which date shall be not more than ten (10) days before the date such notice is given. If the notice is from Employer and states that Employee’s employment with Employer is terminated by Employer as a result of the occurrence of Cause, the Notice of Termination shall specifically describe the action or inaction of Employee that Employer believes constitutes Cause and shall be accompanied by a copy of the resolution satisfying Section 5(c). If the Notice of Termination is from Employee and states that Employee’s employment with Employer is terminated by Employee as a result of the occurrence of Good Reason, the Notice of Termination shall specifically describe the action or inaction of Employer that Employee believes constitutes Good Reason. Any purported termination by Employer of Employee’s employment with Employer shall be ineffective unless such termination shall have been communicated by Employer to Employee by a Notice of Termination that meets the requirements of this Section 5(e) and the provisions of Section 11(a).

(f)            As used in this Agreement, “Date of Termination” means:

(1)           if Employee’s employment with Employer is terminated for Disability, sixty (60) days after Notice of Termination is received by Employee or any later date specified therein, provided that within such sixty (60) day period Employee shall not have returned to full-time performance of Employee’s duties;

(2)           if Employee’s employment with Employer is terminated as a result of Employee’s death, the date of death of Employee;

(3)           if Employee’s employment with Employer is terminated for Cause, the date that Notice of Termination, accompanied by a copy of the resolution satisfying Section 5(c), is received by Employee or any later date specified therein, provided that Employer may, in its discretion, condition Employee’s continued employment upon such considerations or requirements as may be reasonable under the circumstances and place a reasonable limitation upon the time within which Employee will comply with such considerations or requirements;

(4)           if Employee’s employment with Employer is terminated upon the occurrence of Employee’s sixty-fifth (65th) birthday, the date of such birthday, at which time Employee will continue to be employed by Employer as an employee at will; or

(5)           if Employee’s employment with Employer is terminated by either Employer or Employee for any reason other than Employee’s Disability, Employee’s death, the occurrence of Employee’s sixty-fifth (65th) birthday, or Cause, or if Employee’s employment is terminated for no reason as set out in Section 5(a)(4), the date that is fourteen (14) days after the date of receipt of the Notice of Termination.

Section 6.              Effect of Termination.

(a)           Upon termination of Employee’s employment by Employer for Cause, by Employee for no reason or any reason other than Good Reason, due to the death of Employee or upon termination by Employer due to the Disability of Employee, all compensation and benefits will cease upon the Date of Termination other than: (i) those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for Employee that are earned and vested by the Date of Termination, (ii) as provided in Section 8, (iii) Employee’s Base Salary through the Date of Termination; (iv) any incentive compensation due Employee if, under the terms of the relevant incentive compensation arrangement, such incentive compensation was due and payable to Employee on or before the Date of Termination; and (v) medical and similar benefits the continuation of which is required by applicable law or provided by the applicable benefit plan.

(b)           If Employee’s employment with Employer is terminated (i) by Employer for no reason or for any reason other than Cause, the death or Disability of Employee, or Employee’s reaching his sixth-fifth (65th) birthday, or (ii) by Employee for Good Reason, the obligations of Employer and Employee under Sections 1 and 2 will terminate as of the Date of Termination, and Employer will pay or provide to Employee the following:

(1)           The portion of Employee’s Base Salary due and payable through the Date of Termination;

(2)           Incentive compensation due Employee if, under the terms of the relevant incentive compensation arrangement, such incentive compensation was due and payable to Employee on or before the Date of Termination;

(3)           All Shares granted or awarded to Employee prior to the Date of Termination shall immediately vest in Employee, and, notwithstanding anything to the contrary provided in any granting instrument, agreement, or contract entered into prior to the Effective Date, any and all rights of Employer to repurchase Shares at their par value or original issuance price shall terminate and be of no further force and effect. However, nothing in this Agreement shall affect any right of Employer to purchase Employee’s Shares pursuant to any right of first refusal or similar right created by any contract to which Employee is a party; and

(4)           If immediately prior to the Date of Termination Employee (and, if applicable, his spouse and/or dependents) was covered under Employer’s group medical, dental, health and hospital plan in effect at-such time, then Employer will, at no greater cost or expense to Employee than was the case immediately prior to the Date of Termination,  continue to provide such coverage until the date on which Employee commences receiving Medicare benefits under Parts A, B and D.  On and after the date on which Employee commences receiving such Medicare benefits, Employee (and, if applicable, his spouse and/or dependents) may continue coverage under Employer’s group medical, dental, health and hospital plan by paying to Employer or its designee on a monthly basis the full premium cost of coverage.  Employer shall make the coverage provided for in this subsection available to Employee in a manner that will not result in taxation of plan benefits or other negative tax consequences to Employee.

Except as otherwise provided above and in Section 8, all other compensation and benefits will cease upon the Date of Termination other than the following: (i) those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for Employee that are earned and vested by the Date of Termination, (ii) any rights Employee or his survivors may have under any grants of options to purchase Shares or under any grants of restricted stock of Employer; and (iii) medical and similar benefits the continuation of which is required by applicable law or as provided by the applicable benefit plan.

As a condition to making the payments and providing the benefits specified in this Section 6(b) (excluding those payments provided for in Section 6(b)(1) and 6(b)(2)), Employee must execute a release of all claims Employee may have against Employer at the time of Employee’s termination. Such release will be in substantially the same form as Exhibit A attached hereto.

(c)           For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following after the Effective Date:

(1)           the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), or any successor statute) (a “Covered Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (i) the then outstanding Shares (the “Outstanding Company Shares”), or (ii) the combined voting power of the then outstanding voting securities of Employer entitled to vote generally (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 6(c)(1), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from Employer, (ii) any acquisition by Employer, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Employer or any entity controlled by Employer;

(2)           individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by Employer’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding in any event any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Covered Person other than the Board;

(3)           consummation of (xx) a reorganization, merger, amalgamation, consolidation, sale or other form of business combination of Employer, or (yy) a sale, lease, exchange, disposition or other transfer of all or substantially all of the assets of Employer (a “Business Combination”), in each case, unless, following such Business Combination, (i) the individuals and entities who were the beneficial owners of the Outstanding Company Shares and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 75% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Employer or all or substantially all of Employer’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Shares and Outstanding Company Voting Securities, as the case may be, and (ii) no Covered Person (excluding any employee benefit plan (or related trust) of Employer or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation; or

(4)           approval by the shareholders of Employer of a complete liquidation or dissolution of Employer.

Section 7.              No Obligation to Mitigate: No Rights of Offset.

(a)           Notwithstanding anything herein to the contrary, Employee shall not be required to mitigate the amount of any payment or other benefit required to be paid to Employee pursuant to this Agreement, whether by seeking other employment or otherwise, nor shall the amount of any such payment or other benefit be reduced on account of any compensation earned by Employee as a result of employment by another person.

(b)           Employer’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which Employer may have against Employee or others.

Section 8.              No Effect on Other Rights.

Nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in any plan, program, policy or practice of or provided by Employer or any of its affiliates and subsidiaries and for which Employee may qualify, nor shall anything herein limit or otherwise adversely affect such rights as Employee may have under any stock option or other agreements with Employer or any of its affiliates and subsidiaries. Amounts which are vested benefits or which Employee is otherwise entitled to receive under any plan, program, policy or practice of or provided by, or any other contract or agreement with, Employer or any of its affiliates and subsidiaries at or subsequent to the Date of Termination shall be payable or otherwise provided in accordance with such plan, program, policy or practice or contract or agreement except as explicitly modified by this Agreement.

Section 9.              Successors; Binding Agreement.

(a)           This Agreement is personal to Employee and without the prior written consent of Employer shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(b)           This Agreement shall inure to the benefit of and be binding upon Employer and its successors and assigns.

(c)           Employer will require any successor (whether direct or indirect, by purchase, merger, amalgamation, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. As used in this Agreement, “Employer” shall mean Employer as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by execution and delivery of the agreement provided for in this Section 9(c) or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law or otherwise.

Section 10.            Non-Solicitation; No Hire.

(a)           Employee agrees that, effective as of the Effective Date and for a period that includes the term of this Agreement and twelve (12) months thereafter, Employee will not, either directly or indirectly, (i) make known to any person, firm or entity that is in competition with the Business of Employer or any of its subsidiaries or affiliates the names and addresses of any of the suppliers or customers of Employer or any of its subsidiaries or affiliates, potential customers of Employer or any of its subsidiaries or affiliates upon whom Employer or any of its subsidiaries or affiliates has called upon in the last twelve (12) months or contacts of Employer or any of its subsidiaries or affiliates or any other information pertaining to such persons, or (ii) call on, solicit, or take away, or attempt to call on, solicit or take away any of the suppliers or customers of Employer or any of its subsidiaries or affiliates, whether for Employee or for any other person, firm or entity.

(b)           Regardless of the reason for any termination of Employee’s employment, effective as of the Effective Date and for a period that includes the term of this Agreement and twelve (12) months thereafter, Employee will not, either on his own account or for any other person, firm, partnership, corporation, or other entity (i) solicit any employee of Employer or any of its subsidiaries or affiliates to leave such employment; or (ii) induce or attempt to induce any such employee to breach her or his employment agreement with Employer or any of its subsidiaries or affiliates.

(c)           As used in this Agreement, “Business” means the business of acquiring, processing and/or interpreting geophysical data and/or producing and/or conducting geophysical surveys, including, but not limited to, (x) the business of surface seismic acquisition and/or surface seismic data processing and/or interpretation for the purpose of providing and/or interpreting seismic images of the subsurface of the earth, and (y) the following activities and services: (i) all forms of surface land, marine, ocean bottom cable and transition zone seismic data acquisition; (ii) all forms of surface seismic data processing, including the processing of two, three and/or four dimensional vertical seismic profiling; (iii) recording of data from wellbore seismic arrays performed during simultaneous acquisition of surface two, three and/or four dimensional data; (iv) trenched in, buried near surface or seabed permanent array installation and acquisition; (v) surface seismic acquisition, processing, interpretation and/or sales, in each case, of multi-client surveys; (vi) maintenance of surface seismic data processing centers, including licensing and support of surface seismic processing software; (vii) equipment design and manufacture for surface seismic acquisition, processing and interpretation; (viii) research and development programs for any of the items described in this Section 10(c) and seismically-assisted reservoir solutions, including software relating thereto; (ix) surface seismic data management services; (x) interpretation activities related to or in support of acquisition and processing activities described in this Section 10(c); (xi) borehole seismic acquisition and installation and acquisition of data from wellbore seismic arrays; (xii) reservoir management; (xiii) commercial seismically-assisted reservoir solutions; and (xiv) non-seismic data management and non-seismic dynamic reservoir characterization and performance prediction.

Section 11.            Miscellaneous.

(a)           All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith will be in writing and will be delivered by hand or by registered or certified mail, return receipt requested to the addresses set forth below in this Section 11(a):

If to Employer, to:

Global Geophysical Services, Inc.

Attention: President

3535 Briarpark Drive, Suite 200

Houston, Texas 77042

Fax: (713) 972-1008

If to Employee, to:

Barry L. Weinman

5024 Silver Lake Drive

Plano, TX  75093

or to such other names or addresses as Employer or Employee, as the case may be, designate by notice to the other party hereto in the manner specified in this Section.

(b)           This Agreement (including the Exhibits attached hereto) supersedes, replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Employee and Employer or any of its subsidiaries or affiliates and constitutes the entire agreement between Employee and Employer or any of its subsidiaries or affiliates with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of Employer or by any written agreement unless signed by an officer of Employer who is expressly authorized by Employer to execute such document and by the Employee.

(c)           If any provision of this Agreement or application thereof to anyone or under any circumstances should be determined to be invalid or unenforceable, such invalidity or unenforceability will not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application. In addition, if any provision of this Agreement is held by an arbitration panel or a court of competent jurisdiction to be invalid, unenforceable, unreasonable, unduly restrictive or overly broad, the parties intend that such arbitration panel or court modify said provision so as to render it valid, enforceable, reasonable and not unduly restrictive or overly broad.

(d)           The internal laws of the State of Texas will govern the interpretation, validity, enforcement and effect of this Agreement without regard to the place of execution or the place for performance thereof.

Section 12.            Arbitration.

(a)           Any and all disputes or disagreements concerning the interpretation or application of this Agreement, or the validity thereof shall be finally resolved by arbitration in accordance with the then current CPR Rules for Non-Administered Arbitration by a sole arbitrator. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Unless otherwise expressly agreed in writing by the parties to the arbitration proceedings:

(1)           The arbitration proceedings shall be held in Dallas, Texas;

(2)           Any procedural issues not determined under the arbitral rules selected pursuant to this Agreement shall be determined by the law of the place of arbitration, other than those laws which would refer the matter to another jurisdiction;

(3)           The costs of the arbitral proceedings (including attorneys’ fees and costs) shall be borne in the manner determined by the arbitrator;

(4)           The decision of the arbitrator shall be reduced to writing and presented with detailed reasons; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues, or accounting presented to the arbitrator; made and promptly paid in U.S. dollars free of any deduction or offset; and any costs or fees incident to enforcing the award, shall, to the maximum extent permitted by law, be charged against the Party resisting such enforcement;

(5)           The arbitrator is not empowered to award damages in excess of compensatory damages and each Party expressly waives and foregoes any right to punitive, exemplary or similar damages unless a statute requires that compensatory damages be increased in a specified manner; and

(6)           The award shall include interest from the date of any breach or violation of this Agreement, as determined by the arbitral award, and from the date of the award until paid in full, at a rate of interest to be determined by the arbitrator.

(b)           Notwithstanding the provisions of Section 12(a), Employer may, if it so chooses, bring an action in any court of competent jurisdiction for injunctive relief to enforce Employee’s obligations under Sections 3(b), 3(c) or 10 hereof.

(SIGNATURES ON FOLLOWING PAGE)

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as to be effective as of the Effective Date.

EMPLOYER:		EMPLOYEE:

	GLOBAL GEOPHYSICAL SERVICES, INC.	BARRY L. WEINMAN

By:
Richard A. Degner
President and Chief Executive Officer